Exhibit 10.14

SITEL WORLDWIDE CORPORATION

RESTRICTED STOCK UNIT PLAN AND AGREEMENT

[US]

This is a Restricted Stock Unit Plan and Agreement (this “Agreement”) effective as of «Certificate_Date», by and between SITEL Worldwide Corporation (the “Company”), a Delaware corporation, 3102 West End Avenue, Suite 1000, Nashville, Tennessee 37203 and «Transferee», who resides at «Address_1», «City», «StProvince» «Postal_Code» (“Employee”).

Recitals

A.      In consideration of Employee’s continued employment with an Affiliate of the Company, the Company wishes to grant Employee a right to receive shares of the common stock of the Company, subject to the terms and conditions set forth below.

B.      The Company and Employee deem it to be in their mutual best interests to provide for certain restrictions on the transfer of the Units and of the common stock issued upon vesting in the Units. The Company and Employee believe that such restrictions will minimize the business disruption that could result from transfers not made in accordance with this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual benefits and covenants of the parties set forth in this Agreement, the parties agree as follows:

Section 1 -- Definitions

As used in this Agreement:

1.1      “Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person, as determined for purposes of the Securities Act of 1933. For purposes hereof, LLC2 and any successor in interest thereof and Onex Corporation shall be deemed affiliates of the Company.

1.2      “Board” means the Company’s Board of Directors.

1.3      “Change in Control” of the Company shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company, other than to an entity controlled by the Company; or (ii) the acquisition by any Person or group of related Persons for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, its Affiliates, LLC2 and/or any Affiliate thereof, singly or as a group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50 percent of the ordinary voting power for the election of directors of the Company.

1.4      “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.5      “Committee” means the committee appointed by the Board to administer this Agreement, or, if no committee is appointed, the Board, provided that when and for so long as the Company is subject to reporting requirements of the Exchange Act, the Committee shall be comprised solely of two or more “Non-employee Directors” as defined in Rule 16b-3, as amended, promulgated thereunder.

1.6      “Company” means SITEL Worldwide Corporation or its successors and, for purposes of the definition and application of Change in Control, such corporation and its operating subsidiaries taken as a whole.

1.7      “Constructive Termination” means: material diminution of authority, duties, reporting relationship, or base compensation; or relocation of Employee’s office by more than 50 miles, in each case, which occurs in the six month period immediately prior to a Change in Control, provided that the Employee must give the Company notice and 30 days to cure such diminution or relocation, which notice must be given within 90 days of the effective date of the diminution or of the Company’s notice to Employee of relocation.

1.8      “Disability” means Employee’s inability to perform Employee’s duties for the Company with or without reasonable accommodation by reason of illness, disease, or mental or physical disability or incapacity for a period of 120 consecutive calendar days or 160 non-consecutive calendar days within any 12 month period, provided that Employee will not be considered to have a Disability if the inability to perform duties is on account of Employee’s participation in a war or riot, commission of a felony, suicide attempt, self-inflicted injury or voluntary participation in a hazardous activity.

1.9      “Freely Tradable” with regard to the Stock shall mean such time as any class of the Company’s common stock is admitted to trading or quotation on any of the Toronto Stock Exchange, New York Stock Exchange, NASDAQ, or in each case, any successor thereto, or any other stock exchange or exchanges as may be approved by the Board.

1.10    “LLC2” means Onex ClientLogic Holdings, LLC, and any successor in interest thereto that is also an Affiliate of Onex Corporation.

1.11    “Liquidity Event” means the first to occur of any of the following: (i) a Change in Control, or (ii) the Stock becoming Freely Tradable.

1.12    “Person” means any person or entity of any nature whatsoever, including but not limited to an individual, firm, company, corporation, partnership or trust.

1.13    “Stock” means shares of the Company’s Class A Voting Common Stock authorized pursuant to the Company’s Certificate of Incorporation, or if no Class A Voting Common Stock is then authorized and outstanding, the class of common stock into which such Class A Voting Common Stock had previously been converted, or if none, the most similar class of voting common stock then outstanding.

1.14    “Restricted Stock Unit” means the right to receive a share of Stock in accordance with the terms and conditions set forth herein.

Section 2 -- Restricted Stock Unit Grant

2.1      Grant.  The Company hereby grants to Employee, subject to the restrictions contained in Section 2.2 and elsewhere in this Agreement, «SHARES» Restricted Stock Units. The number of Restricted Stock Units granted to Employee herein are subject to adjustment pursuant to Section 2.8 to the extent necessary to preserve the intended level of benefits.

2.2      Vesting.

  (a)      The Restricted Stock Units granted to Employee hereunder shall vest as follows, subject to Employee’s continuous employment with the Company or any of its Affiliates through the vesting date: (1)  1/4 (25%) of the Restricted Stock Units shall vest on the date the Stock becomes Freely Tradable; (2) an additional  1/4 of the Restricted Stock Units shall vest on the first anniversary of the date the Stock becomes Freely Tradable; (3) an additional  1/4 of the Restricted Stock Units shall vest on the second anniversary of the date the Stock becomes Freely Tradable; and (4) the remaining  1/4 of the Restricted Stock Units shall vest on the third anniversary of the date the Stock becomes Freely Tradable.

  (b)      An Employee’s Restricted Stock Units shall become 100% vested on the date of a Change in Control if Employee remains continuously employed by the Company or any of its Affiliates until the date of a Change in Control or if Employee has a Constructive Termination prior to the Change in Control. If a Change in Control occurs, the Company may elect to pay the Restricted Stock Units at the time specified in Section 2.3 in cash rather than issuing Stock to Employee. Such cash payment shall be equal to the fair value of the Stock on the date it would otherwise be issued, as reflected by the transaction giving rise to a Change in Control, or if such transaction is not a sale of Stock, fair value as determined in good faith by the Company.

  (c)      If, prior to a Liquidity Event, an Employee has an involuntary termination of Employee’s employment with the Company due to death, disability, or without cause termination by the Company due to elimination of Employee’s position, (1) Employee’s Restricted Stock Units shall not be forfeited until the six-month anniversary of such death, the date Employee ceased performing services due to Disability, or the date of termination due to elimination of Employee’s position, and (2) if a Liquidity Event occurs prior to the expiration of such six-month period, then on the date of the Liquidity Event, Employee shall vest in  1/4 of the Restricted Stock Units and Employee’s remaining unvested Restricted Stock Units shall be immediately forfeited and surrendered to the Company.

  (d)      Except as provided in subsections (a) through (c) above, Employee shall forfeit all of Employee’s unvested Restricted Stock Units upon termination of employment with the Company and its Affiliates.

  (e)      Notwithstanding (a) through (c) above, in the event vesting in the Restricted Stock Units would cause compensation income to Employee within the meaning of Section 280G of the Internal Revenue Code (as amended) that would cause the Company to lose any of its deduction for compensation paid to Employee, the number of Restricted Stock Units that shall vest shall be limited to the minimum number of Restricted Stock Units that can vest without any loss in the Company’s deduction under Section 280G, all as determined in good faith by the Company. The remainder of the Restricted Stock Units shall be forfeited, and such forfeiture shall be of the Restricted Stock Units that vest latest in time. Company hereby agrees to use reasonable efforts to obtain shareholder approval for vesting of the Restricted Stock Units so that such vesting does not cause compensation in excess of Code Section 280G.

2.3      Distribution of Restricted Stock Units.  Vested Restricted Stock Units shall be distributed to Employee in the form of shares of Stock, except as otherwise provided in Section 2.2(b). As a condition to receipt of the Stock, Employee must sign a joinder agreement agreeing to be bound by the Company’s Amended and Restated Stockholders’ Agreement dated August 15, 2000, as amended (the “Stockholders’ Agreement”), if such agreement remains in full force and effect. On or as soon as reasonably practicable following the date a Restricted Stock Unit vests in accordance with Section 2.2, and in any event no later than two and one-half months after the vesting date, and subject to signing the Stockholders’ Agreement if applicable, the Company shall cause to be delivered to Employee a share of Stock in respect of each vested Restricted Stock Unit. The Company shall deliver to Employee a certificate evidencing Employee’s ownership of the shares of Stock distributed to Employee hereunder.

2.4      No Assignment; Non transferability.  The Restricted Stock Units granted to Employee hereunder, and Employee’s or any permitted transferee’s rights therein, may not be sold, transferred, pledged, assigned, encumbered, disposed, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution. Any attempt by Employee to sell, transfer, pledge, assign, encumber, dispose, or otherwise alienate or hypothecate such Restricted Stock Units shall be null and void in its entirety.

2.5      Taxes.  Employee shall make arrangements satisfactory to the Company to pay to the Company all federal, state, local and other taxes required to be withheld with respect to the grant of Restricted Stock Units and issuance of Stock upon vesting of those units hereunder. As of the date of this Agreement, taxes are required to be withheld when the Stock is issued to Employee upon vesting in the Restricted Stock Units. The Company, in its complete discretion, shall have the right to withhold from any payment of any kind otherwise due from the Company to Employee an amount equal to the minimum required withholding tax, and to retain and withhold a number of shares of Stock having a fair market value equal to the amount of such taxes and cancel (in whole or in part) any such Stock so withheld in order to reimburse the Company for any such taxes. The Company’s rights in the preceding sentence shall not relieve Employee of Employee’s obligation to make satisfactory arrangements for satisfaction of withholding obligations as they become due. The Company intends the Restricted Stock Units to be exempt from Internal Revenue Code Section 409A as short term deferrals. Regardless of the Company’s actions in this regard, Employee hereby acknowledges and agrees that the ultimate liability for any and all taxes is and remains Employee’s responsibility and liability and that the Company makes no representations or undertaking regarding tax treatment of the Restricted Stock Units or issuance of the Stock.

2.6      Securities Law Compliance.  The grant of the Restricted Stock Units and the issuance of Stock upon vesting shall be in accordance with registration requirements of U.S. federal and state securities law, or shall be in accordance with an exemption from those registration requirements. Transferability of such Restricted Stock Units and of the Stock is subject to restrictions imposed by the applicable U.S. federal and state (and other) securities laws, and one or more restrictive legends will be placed on the share certificates. Such restrictive legends shall indicate that the Stock was granted pursuant to this Agreement and transfer of such Stock is subject to the limitations in this Agreement. Employee hereby agrees that he is acquiring such Stock for Employee’s own account for investment and not with the view to any resale or redistribution thereof, and not on behalf of any other person. Employee further agrees not to sell Stock except in accordance with, or pursuant to, an exemption from the registration requirements of the Securities Act of 1933 and any applicable state or other securities laws.

2.7      Offset for Amounts Owed to the Company.  Notwithstanding any provision of this Agreement to the contrary, the Company may transfer to itself or retain shares of Stock having a value equal to any amount reasonably believed by the Company to be owed by Employee to Company. Employee shall forfeit all unvested Restricted Stock Units if Employee is found to have willfully engaged in conduct which the Company finds to be materially and demonstrably injurious to Company, monetarily or otherwise.

2.8      Full-Dilution; Exchange or Conversion; Cooperation.

  (i)      In the event of any stock dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event affects the Stock, in each case, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under this Agreement or with respect to any Restricted Stock Units granted hereunder, then the number of Restricted Stock Units granted hereunder shall automatically be proportionately adjusted so that benefits hereunder are not enlarged or diminished.

  (ii)     In the event of a Change in Control which results in the Stock being exchanged for or converted into securities (the “New Securities”) of another entity (the “New Entity”), which may or may not be an entity subject to U.S. tax and/or securities laws, the issuance of any such New Securities is subject to compliance with the laws, rules and regulations of all jurisdictions and regulatory authorities applicable thereto, and to the requirements of any stock exchange or other market on which the New Securities may be listed or quoted. Employee agrees (a) to comply with all applicable laws, rules, regulations and requirements, (b) to furnish to the Company and/or the New Entity any information, report and/or undertakings required to comply with all applicable laws, rules, regulations and requirements and (c) to fully cooperate with the Company and/or the New Entity in complying with all applicable laws, rules, regulations and requirements.

Section 3 -- Administration

3.1      Committee Governance.    This Agreement shall be administered by the Committee.

3.2      Committee to Interpret Plan.  Subject to the provisions of this Agreement, the Committee shall have sole power to (i) construe and interpret the Agreement; (ii) establish, amend or waive rules and regulations for its administration; (iii) determine and accelerate the vesting of any Restricted Stock Units; and (iv) correct inconsistencies in the Agreement or in any other instrument relating to the grant of Restricted Stock Units. Notwithstanding the foregoing, no action of the Committee may, without the consent of Employee, adversely affect the rights of Employee.

3.3      Exculpation.  No member of the Board or the Committee shall be liable for actions or determinations made in good faith with respect to the Agreement.

3.4      Decisions Binding.  All determinations and decisions made by the Board or the Committee pursuant to the Plan, including factual determinations, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Employee and Employee’s estate and assignees.

Section 4 -- Miscellaneous

4.1      Not a Contract of Employment.  This Agreement does not confer on Employee any employment status with the Company. Additionally, this Agreement does not confer on Employee any right to continue in the employment of any Affiliate of the Company, nor does it affect in any way such Affiliate’s right to terminate Employee’s employment at any time for any reason or for no reason. Employee retains the right to discontinue Employee’s employment at any time.

4.2      Benefit.  This Agreement shall benefit and bind the Company, its successors and assigns, and Employee and Employee’s heirs, personal representatives, executors, administrators and permitted assigns.

4.3      Headings.  The headings used in this Agreement have been included for ease of reference, and shall not be considered in the interpretation or construction of this Agreement.

4.4      Governing Law.  The laws of the State of Tennessee shall govern the validity, construction, interpretation and enforcement of this Agreement, without regard to or application of its conflicts of law principles.

4.5      Notices.  All notices, approvals, consents and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the Company at its address shown in the preamble of this Agreement, or to Employee at Employee’s address shown in such preamble, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Either party may specify a different address by notifying the other party in writing of the different address.

4.6      Pronouns and Number.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

4.7      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

4.8      Modification.  Subject to Section 3.2, this Agreement may be altered in whole or in part at any time only by amending this Agreement by a written instrument signed by the Company and Employee.

4.9      Complete and Final Agreement.  This Agreement contains the complete and final expression of the agreement between the parties with respect to the subject matter hereof.

4.10    Effect on Other Plans.  Except as may be otherwise and specifically stated in any other employee benefit plan, policy or program, compensation realized under this award shall not be treated as compensation for any purposes of calculating an employee’s benefit under any such plan, policy or program.

4.11    Confidentiality.  Employee hereby acknowledges and agrees that any financial information of the Company provided to Employee in connection with this award or otherwise is confidential, and that Employee has a fiduciary duty to the Company to protect such information from disclosure (including but not limited to disclosure to others within the Company).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

SITEL Worldwide Corporation
(the “Company”)

By:	David L. Beckman, Jr.

Title:	Chief Legal Officer and Secretary

(“Employee”)

«Transferee»